                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 11, 1999


                            VULCAN MATERIALS COMPANY
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

           1-4033                                      63-0366371
-------------------------                --------------------------------------
 (Commission File Number)                (I.R.S. Employer Identification Number)

                    One Metroplex Drive, Birmingham, Alabama
                    ----------------------------------------
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (205) 298-3000
                                                           --------------

Item 5.  Other Events

           On February 11, 1999, Vulcan Materials Company issued the following press release:

                 VULCAN REVISES 1998 CASH PROVIDED BY OPERATIONS

         Birmingham, Alabama, February 11, 1999 -- As part of its year-end financial review process, Vulcan Materials Company (NYSE:VMC) has revised certain items referable to net cash provided by operations from those reported in the January 19, 1999, press release announcing the Company's fourth-quarter and full-year 1998 results. The revised net cash provided by operations in 1998 is $362,596,000, an amount less than previously reported but 5 percent higher than 1997 and the highest in the Company's history. This revision does not impact the consolidated statements of earnings, but does affect both the consolidated statements of cash flows and balance sheets.

         The revised consolidated statements of cash flows and balance sheets are attached. A revised version of our entire press release can be viewed on the Company's web site at www.vulcanmat.com, or may be requested by calling (205) 298-3202.

         Vulcan is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

       [The entire January 19, 1999, press release, as revised, follows.]

              VULCAN ANNOUNCES RECORD 1998 AND 4TH QUARTER RESULTS
                         (As revised February 11, 1999)

         Birmingham, Alabama, January 19, 1999 -- Vulcan Materials Company (NYSE:VMC) today announced that 1998 sales, pretax earnings, net earnings and diluted earnings per share were at record levels. Net earnings were $255,908,000, or $7.51 per share, as compared with 1997 record net earnings and earnings per share of $209,145,000 and $6.10. Net earnings and earnings per share were up 22 percent and 23 percent, respectively. Sales in 1998 were $1,776,434,000, up 6 percent from the 1997 record total of $1,678,581,000.
Pretax earnings totaled $374,844,000, up 25 percent from last year's record amount of $300,501,000.

         Fourth quarter results were also at record levels. Sales of $442,181,000 were up 7 percent from the $414,296,000 reported in 1997. Pretax earnings of $87,193,000 were up 20 percent from 1997's fourth quarter amount of $72,841,000. Net earnings of $59,442,000 and earnings per share of $1.75 were at record levels and were 16 percent and 17 percent higher, respectively, than the comparable 1997 results of $51,149,000 and $1.49.

         All results are preliminary, and, as yet, unaudited.

         The Construction Materials segment reported record full-year sales of $1,158,639,000, up 10 percent from the 1997 result of $1,050,978,000. Shipments of crushed stone, the segment's principal product, increased nearly 8 percent, reflecting strong demand in all major markets. Excluding the impact of freight to remote distribution yards, the average sales price of crushed stone increased over 4 percent. Full-year segment earnings of $307,431,000 also were at a record level and increased 34 percent from 1997's level of $229,275,000. 1998 results include pretax gains totaling approximately $14,326,000 from the sale of assets, as compared to the 1997 total of approximately $3,400,000. Excluding the effects of the gains referable to asset and business sales from both years' results, 1998 earnings were 30 percent higher than 1997. The increase was primarily the result of higher crushed stone prices and shipments, as well as increased earnings from other product lines.

         For the quarter, Construction Materials reported record sales of $304,452,000, up 18 percent from the fourth quarter of 1997. Crushed stone shipments increased nearly 16 percent. Excluding the impact of freight to remote distribution yards, the average sales price of crushed stone also increased over 4 percent. Record earnings of $75,126,000 were up 35 percent from the 1997 level of $55,644,000. The increase was primarily the result of higher crushed stone shipments and prices.

         The Chemicals segment posted 1998 sales of $617,795,000, down 2 percent from the 1997 level of $627,603,000. Higher prices for caustic soda were more than offset by lower volume and prices for chlorine and some chlorine derivatives. Chemicals reported 1998 earnings of $69,136,000, down 9 percent from the 1997 level of $75,787,000. Excluding the impact of asset sales and environmental provisions, earnings for the year were 2 percent above 1997 levels. Higher caustic soda prices and lower raw material costs offset lower volume and prices for chlorine and some derivative products, and lower earnings from Performance Systems.

         Chemicals reported fourth quarter sales of $137,729,000, down 12 percent from last year. Sales benefited from higher prices for caustic soda, but this was more than offset by lower volume and prices for chlorine and some derivative products. Chemicals' fourth quarter earnings of $11,631,000 were down 35 percent from the 1997 level of $17,877,000. Similar to the full-year comparison, higher caustic soda prices and lower raw material costs offset the lower volume and prices for chlorine and some derivative products, and lower earnings from Performance Systems.

         The Company's 1998 effective tax rate was 31.7 percent, up from the 1997 rate of 30.4 percent. The increase reflects principally a lesser impact of favorable adjustments referable to tax audits for prior years.

         Selling, administrative and general expenses of $198,956,000 increased 4 percent from the 1997 level. In addition to normal salary increases, this reflects expenditures associated with several projects designed to enhance operations and reduce future costs throughout the organization.

         Other income, net of other charges, was $38,763,000 as compared with the 1997 amount of $23,845,000. The increase principally reflects gains on sales of assets, higher earnings from the Company's joint venture to supply limestone from Mexico to the U.S. Gulf Coast market, and higher interest income.

         Net cash provided by operations reached a record $362,596,000 in 1998, 5 percent higher than the $345,814,000 generated in 1997. This new record reflects improved earnings and higher depreciation. Cash used for investing activities was $200,771,000 as compared with the 1997 total of $156,728,000. This increase reflects mainly greater investment in property, plant and equipment as well as acquisitions. Net cash used for financing activities totaled $109,823,000, down slightly from the 1997 amount of $111,336,000. Cash and cash equivalents amounted to $180,568,000 at December 31, 1998, up from the 1997 year-end amount of $128,566,000.

         During 1998, significant property additions within Construction Materials included the acquisition of six quarries in Georgia, Illinois and Tennessee, and the start-up of greenfield aggregates operations in Alabama, Georgia and Indiana. Property additions within Chemicals included initial spending for a joint venture with Mitsui & Co. announced in June. In addition to contributing its existing EDC plant, Vulcan will invest a total of approximately $90,000,000 for this project, with the majority of this funding to be provided in 1999.

         Pursuant to the Company's long-standing common stock purchase program, 610,700 shares of common stock were purchased in 1998 at a total cost of $65,003,000, equal to an average price of $106.44 per share. Purchases of common stock in 1997 totaled 630,856 shares at a cost of $43,060,000, equal to an average price of $68.26 per share.

         Donald M. James, Chairman and Chief Executive Officer of Vulcan, stated, "I am very pleased to report that 1998 was another outstanding year for Vulcan. We once again established new record highs in virtually all measures of financial performance including sales, pretax earnings, net earnings and earnings per share. In addition, this year the foundation was laid for continued profitable growth with the passage of favorable legislation for highway construction (TEA21) and the initiation of significant strategic growth projects in both of our business segments.

         "Continuing strong demand for construction aggregates generated the fifth consecutive year of record financial performance in our Construction Materials segment. Moreover, we added a number of quarries, strengthened our distribution networks and negotiated the acquisition of CalMat Co., our largest transaction ever.

         "CalMat also finished 1998 with very strong earnings from operations. The robust earnings recovery exhibited by CalMat during the second half of 1998 indicates significantly improving construction markets in California. Compared to 1997, CalMat's sales were up 16 percent to $543,065,000 for the year and 26 percent for the fourth quarter. The acquisition of CalMat was completed earlier this month and we are confident that the combination of the growing strength in

CalMat's markets and CalMat's position in those markets will provide significant opportunities for future earnings growth. CalMat's results are unaudited and not included in Vulcan's 1998 results.

         "As for our Chemicals business, 1998 results were in line with our expectations. Improved prices for caustic soda and lower raw material costs offset a significant portion of the earnings decline due to lower prices and volumes for chlorine and some chlorinated derivatives, weaker earnings from Performance Systems and the negative impact of non-operating items. We also leveraged our existing infrastructure and provided for future earnings growth by forming a joint venture with Mitsui. This joint venture is structured to take advantage of Vulcan's manufacturing and domestic marketing capabilities and Mitsui's access to global EDC markets. The facilities are under construction with production anticipated early in 2000. We expect this joint venture to generate attractive and relatively stable returns for Vulcan.

         "With regard to 1999, our starting point is the assumption that moderate growth in GDP, stable interest rates and the favorable impact of TEA21 will continue to provide a healthy economic environment for construction activity in the U.S. We expect the market for construction aggregates to remain strong. Demand in all major construction end-use markets should equal or exceed their 1998 levels, with the exception of residential construction, which is predicted to decline modestly. Based on this outlook, we expect 1999 earnings from our Construction Materials segment, before the inclusion of CalMat, to exceed 1998's record results. CalMat will significantly increase segment earnings, but this will be offset by higher interest expense referable to the acquisition. As has been communicated earlier, we expect to generate significant cash flow from sales of certain CalMat real estate. Due to purchase accounting, the earnings impact of these transactions will be insignificant.

         "In 1999, our Chemicals segment will face a challenging year. Uncertainties regarding the Asian economies and related effects on the global economy, combined with the expected advent of additional chloralkali capacity, continue to cloud the outlook for Chemicals. It is possible that both caustic and chlorine prices may be lower than in 1998. Based on our current view, we expect Chemicals' earnings to fall significantly below 1998's performance.

         "All in all, we have a high level of confidence in the outlook for Construction Materials. However, the volatile outlook for Chemicals makes it challenging to project 1999 results for Chemicals. If Chemicals' markets stabilize, Vulcan's net earnings and earnings per share should approximate 1998's record results. On the other hand, a continued deterioration in Chemicals' markets could lead to a slight decline in total Company earnings.

         "For 1999, we also expect a significantly more seasonal pattern of quarterly earnings. Given the seasonal nature of the construction business and the impact of relatively level quarterly charges for interest and depreciation, depletion and amortization, CalMat will be significantly dilutive in the first quarter and accretive for the balance of the year. Additionally, the first quarter of 1999 will not include any significant gains from asset sales comparable to those realized in 1998. Also, Chemicals' earnings in the first quarter of 1998 were significantly higher than in any subsequent quarter. Consequently, we expect that Chemicals' most difficult 1999 quarterly comparison will be the first quarter. Thus we expect to report significantly lower earnings for the first quarter of 1999 with subsequent gains over the remainder of the year."

         Vulcan is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

         Certain matters discussed in this release contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These include general business conditions, competitive factors, pricing, energy costs and other risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10K for the year.

                                 (Tables Follow)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     VULCAN MATERIALS COMPANY

                                     /s/ E. Starke Sydnor
                                     -------------------------------
                                     E. Starke Sydnor
                                     Assistant General Counsel
                                     Chemicals and Environmental
Date: February 17, 1999

                                                                         Table A
VULCAN MATERIALS COMPANY AND
SUBSIDIARY COMPANIES


                                                                  (Thousands of Dollars)

                                                 Three Months Ended              Twelve Months Ended
                                                     December 31                     December 31
Consolidated Statements of Earnings            -----------------------       ---------------------------
(Condensed and unaudited)                        1998           1997            1998             1997
--------------------------------------------------------------------------------------------------------
Net sales ...............................      $442,181       $414,296       $1,776,434       $1,678,581
Cost of goods sold ......................       304,236        294,715        1,226,764        1,199,453
                                               --------       --------       ----------       ----------
Gross profit on sales ...................       137,945        119,581          549,670          479,128
Selling, administrative and
  general expenses ......................        58,214         48,273          198,956          190,446
Other operating costs ...................         1,615          1,906            7,851            5,112
Other income, net .......................        10,731          5,100           38,763           23,845
                                               --------       --------       ----------       ----------
Earnings before interest
  expense and income taxes ..............        88,847         74,502          381,626          307,415
Interest expense ........................         1,654          1,661            6,782            6,914
                                               --------       --------       ----------       ----------
Earnings before income taxes ............        87,193         72,841          374,844          300,501
Provision for income taxes ..............        27,751         21,692          118,936           91,356
                                               --------       --------       ----------       ----------
Net earnings ............................      $ 59,442       $ 51,149       $  255,908       $  209,145

========================================================================================================
Basic earnings per share ................      $   1.77       $   1.52       $     7.61       $     6.18
Diluted earning per share ...............      $   1.75       $   1.49       $     7.51       $     6.10
========================================================================================================

Average common shares
  outstanding (in thousands) ............        33,528         33,688           33,618           33,828

Average common shares
  outstanding assuming dilution
  (in thousands) ........................        33,974         34,208           34,059           34,283

Depreciation, depletion and
  amortization deducted above ...........      $ 35,313       $ 34,959       $  137,792       $  129,217

Effective tax rate ......................          31.8%          29.8%            31.7%            30.4%
========================================================================================================

                                                                      TABLE B
VULCAN MATERIALS COMPANY AND
SUBSIDIARY COMPANIES


                                                                 (Thousands of Dollars)

                                                   Three Months Ended           Twelve Months Ended         Variance
                                                       December 31                  December 31            Fav/(Unfav)
Operating Results by Reportable                  -----------------------   ----------------------------    1998 YTD vs
Segment (Unaudited)                                1998          1997           1998           1997          1997 YTD
---------------------------------------------------------------------------------------------------------------------
NET SALES

Construction Materials ....................      $304,452      $258,039      $1,158,639      $1,050,978     $ 107,661

Chemicals .................................       137,729       156,257         617,795         627,603        (9,808)
                                                 --------      --------      ----------      ----------     ---------
    Total .................................      $442,181      $414,296      $1,776,434      $1,678,581     $  97,853
                                                 ========      ========      ==========      ==========     =========


EARNINGS BEFORE INTEREST EXPENSE
  AND INCOME TAXES

Construction Materials ....................      $ 75,126      $ 55,644      $  307,431      $  229,275     $  78,156

Chemicals .................................        11,631        17,877          69,136          75,787        (6,651)
                                                 --------      --------      ----------      ----------     ---------
    Segment(*) earnings ...................        86,757        73,521         376,567         305,062        71,505

Interest income, etc.......................         2,090           981           5,059           2,353         2,706
                                                 --------      --------      ----------      ----------     ---------
    Total .................................      $ 88,847      $ 74,502      $  381,626      $  307,415     $  74,211
                                                 ========      ========      ==========      ==========     =========

EARNINGS BEFORE INTEREST EXPENSE,
  INCOME TAXES, DEPRECIATION AND
  AMORTIZATION (EBITDA)**

Construction Materials ....................      $ 98,696      $ 77,326      $  398,181      $  313,814     $  84,367

Chemicals .................................        23,374        31,154         116,179         120,465        (4,286)
                                                 --------      --------      ----------      ----------     ---------

    Segment* EBITDA** .....................      $122,070      $108,480      $  514,360      $  434,279     $  80,081
                                                 ========      ========      ==========      ==========     =========

  * After allocation of corporate expenses and income, other than "interest income, etc." (principally interest income earned on short-term investment of funds and gains or losses on corporate financing transactions), and after assignment of equity income to the segments with which it is related in terms of products and services.

 ** EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of a company's operating results or to operating cash flow as a measure of liquidity.

                                                                         REVISED
VULCAN MATERIALS COMPANY AND                                             Table C
SUBSIDIARY COMPANIES


                                                    (Thousands of Dollars)
Consolidated Balance Sheets                      December 31     December 31
(Condensed and unaudited)                            1998            1997
--------------------------------------------------------------------------------
ASSETS


Cash and cash equivalents ..................      $  180,568      $  128,566
Accounts and notes receivable ..............         221,261         199,750
Inventories ................................         143,680         132,359
Deferred income taxes ......................          24,923          21,385
Prepaid expenses ...........................           5,949           5,072
                                                  ----------      ----------
    Total current assets ...................         576,381         487,132
Investments and long-term receivables ......          71,034          63,482
Property, plant and equipment, net .........         895,785         808,419
Deferred charges and other assets ..........         115,412          90,213
                                                  ----------      ----------
    Total ..................................      $1,658,612      $1,449,246
                                                  ==========      ==========

LIABILITIES AND SHAREHOLDERS'  EQUITY

Current maturities of long-term debt .......      $    5,432      $    5,408
Notes payable ..............................           2,353           3,654
Other current liabilities ..................         203,678         198,635
                                                  ----------      ----------
  Total current liabilities ................         211,463         207,697
Long-term debt .............................          76,533          81,931
Other noncurrent liabilities ...............         216,916         168,121
Shareholders' equity .......................       1,153,700         991,497
                                                  ----------      ----------
    Total ..................................      $1,658,612      $1,449,246
================================================================================

Current ratio ..............................             2.7             2.3

Property additions .........................      $  230,324      $  181,946

Capital employed(*) ........................      $1,454,935      $1,250,612

Common shareholders' equity per share ......      $    34.41      $    29.43

Common shares outstanding (in thousands) ...          33,531          33,689
================================================================================

(*) The sum of interest-bearing debt, capitalized lease obligations, other noncurrent liabilities and shareholders' equity.

    See accompanying Note to Financial Statements

                                                                      REVISED
VULCAN MATERIALS COMPANY AND                                          Table D
SUBSIDIARY COMPANIES

                                                                                 (Thousands of Dollars)
                                                                                  Twelve Months Ended
                                                                                      December 31
Consolidated Statements of Cash Flows                                          -------------------------
(Condensed and unaudited)                                                       1998            1997
--------------------------------------------------------------------------------------------------------

OPERATIONS

Net earnings ............................................................      $ 255,908       $ 209,145
Adjustments to reconcile net earnings to
  net cash provided by operations:
    Depreciation, depletion and amortization ............................        137,792         129,217
    Increase in assets before effects of
      business acquisitions .............................................        (33,624)        (15,307)
    Increase in liabilities before effects of
      business acquisitions .............................................         12,005           9,290
    Other, net ..........................................................         (9,485)         13,469
                                                                               ---------       ---------

      Net cash provided by operations ...................................        362,596         345,814
                                                                               ---------       ---------

INVESTING ACTIVITIES

Purchases of property, plant and equipment ..............................       (203,258)       (161,238)
Payment for business acquisitions (net of acquired cash)  ...............        (24,874)        (12,086)
Proceeds from sale of property, plant and equipment .....................         27,054          16,446
Withdrawal of earnings from nonconsolidated companies ...................            307             150
                                                                               ---------       ---------
      Net cash used for investing activities ............................       (200,771)       (156,728)
                                                                               ---------       ---------

FINANCING ACTIVITIES

Net borrowings (payment) - commercial paper and bank lines of credit ....         (1,301)            365
Payment of short-term debt ..............................................         (5,193)         (5,000)
Payment of long-term debt ...............................................           (225)            (19)
Purchases of common stock ...............................................        (65,003)        (43,060)
Dividends paid ..........................................................        (70,015)        (63,622)
Contributions from minority interest of consol subs .....................         31,914               0
                                                                               ---------       ---------
      Net cash used for financing activities ............................       (109,823)       (111,336)
                                                                               ---------       ---------

Net decrease in cash and cash equivalents ...............................         52,002          77,750
Cash and cash equivalents at beginning of year ..........................        128,566          50,816
                                                                               ---------       ---------
Cash and cash equivalents at end of year ................................      $ 180,568       $ 128,566
========================================================================================================

See accompanying Note to Financial Statements

                                                                         Table E

NOTES TO FINANCIAL STATEMENTS

1.   SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information referable to the Consolidated Statements of Cash Flows for the years ended December 31 is summarized below (amounts in thousands):

                                                                              1998          1997
--------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:

  Interest (net of amount capitalized) ................................      $  7,250      $ 6,774

  Income taxes ........................................................       112,995       92,315

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES
Liabilities and long-term debt assumed in business acquisitions .......         1,497        1,441

Fair value of stock issued in business acquisitions ...................        34,568           --

Debt issued in purchase of property, plant and equipment ..............            44          134